Exhibit (n)

                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of this registration statement on Form N-2 (the "Registration Statement") of our report dated May 11, 1999, relating to the financial statements and financial highlights appearing in the April 7, 1999 Annual Report to Shareholders of the Japan OTC Equity Fund, Inc., which also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus.

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, NY 10036
September ___, 1999